                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                               Georgia Pac Corp.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    373298108
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

CUSIP No.  373298108                 13G                                 Page 2

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Global Investors. N.A., 943112180

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a)
                                        (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                              -----------------
by Each Reporting                                  6,625,711
Person With                                 (6) SHARED VOTING POWER
                                                -------------------
                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                ----------------------
                                                    7,442,432
                                            (8) SHARED DISPOSITIVE POWER
                                                ------------------------
                                                    0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          7,442,432

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.35%

(12) TYPE OF REPORTING PERSON*
          BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  373298108                 13G                                Page 2A

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Global Fund Advisors

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a)
                                        (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                              -----------------
by Each Reporting                                  341,184
Person With                                 (6) SHARED VOTING POWER
                                                -------------------
                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                ----------------------
                                                   356,319
                                            (8) SHARED DISPOSITIVE POWER
                                                ------------------------
                                                   0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          356,319

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.21%

(12) TYPE OF REPORTING PERSON*
          BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  373298108                 13G                                Page 2B

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Barclays Bank PLC

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a)
                                        (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                              -----------------
by Each Reporting                                  65,000
Person With                                 (6) SHARED VOTING POWER
                                                -------------------
                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                ----------------------
                                                   65,000
                                            (8) SHARED DISPOSITIVE POWER
                                                ------------------------
                                                   0

(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         65,000

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.04%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  373298108                 13G                                Page 2C

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Funds Limited

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a)
                                        (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                              -----------------
by Each Reporting                                  0
Person With                                 (6) SHARED VOTING POWER
                                                -------------------
                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                ----------------------
                                                   0
                                            (8) SHARED DISPOSITIVE POWER
                                                ------------------------
                                                   0
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         0

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         0.00%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  373298108                 13G                                Page 2D

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Global Investors, LTD.

(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                        (a)
                                        (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                              -----------------
by Each Reporting                                  360,324
Person With                                 (6) SHARED VOTING POWER
                                                -------------------
                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                ----------------------
                                                   380,724
                                            (8) SHARED DISPOSITIVE POWER
                                                ------------------------
                                                   0
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         380,724

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          0.22%

(12) TYPE OF REPORTING PERSON*
         BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  373298108                 13G                                Page 2E

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Life Assurance Company Limited

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         United Kingdom

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                              -----------------
by Each Reporting                                  12,600
Person With                                 (6) SHARED VOTING POWER
                                                -------------------
                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                ----------------------
                                                   12,600
                                            (8) SHARED DISPOSITIVE POWER
                                                ------------------------
                                                   0

(9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        12,600

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.01%

(12) TYPE OF REPORTING PERSON*
        BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  373298108                 13G                                 Page 2F

(1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
         Barclays Trust and Banking Company (Japan) Ltd.

(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                    (a)
                                    (b) X

(3) SEC USE ONLY

(4) CITIZENSHIP OR PLACE OF ORGANIZATION
         Japan

Number of Shares                            (5) SOLE VOTING POWER
Beneficially Owned                              -----------------
by Each Reporting                                  53,285
Person With                                 (6) SHARED VOTING POWER
                                                -------------------
                                                   0
                                            (7) SOLE DISPOSITIVE POWER
                                                ----------------------
                                                   53,285
                                            (8) SHARED DISPOSITIVE POWER
                                                ------------------------
                                                   0
(9)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        53,285

(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.03%

(12) TYPE OF REPORTING PERSON*
        BK

                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER
                      Georgia Pac Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      133 Peachtree St. NE, 41st Floor
                      Atlanta, GA 30303
ITEM 2(A).   NAME OF PERSON(S) FILING
                      Barclays Global Investors, N.A.

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      45 Fremont Street
                      San Francisco, CA 94105
ITEM 2(C).   CITIZENSHIP
                      U.S.A

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                      Common Stock

ITEM 2(E).   CUSIP NUMBER
                      373298108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act
(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b) (1) (ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1) (ii) (H)

                                                                         Page 3A

ITEM 1(A).   NAME OF ISSUER
                      Georgia Pac Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      133 Peachtree St. NE, 41st Floor
                      Atlanta, GA 30303
ITEM 2(A).   NAME OF PERSON(S) FILING
                      Barclays Global Fund Advisors

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      45 Fremont Street
                      San Francisco, CA 94105
ITEM 2(C).   CITIZENSHIP
                      U.S.A

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                      Common Stock

ITEM 2(E).   CUSIP NUMBER
                      373298108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b) (1)(ii)(H)

                                                                         Page 3B

ITEM 1(A).   NAME OF ISSUER
                      Georgia Pac Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      133 Peachtree St. NE, 41st Floor
                      Atlanta, GA 30303
ITEM 2(A).   NAME OF PERSON(S) FILING
                      Barclays Bank PLC

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      54 Lombard Street
                      London England EC3P 3AH
ITEM 2(C).   CITIZENSHIP
                      United Kingdom

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                      Common Stock

ITEM 2(E).   CUSIP NUMBER
                      373298108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3C

ITEM 1(A).   NAME OF ISSUER
                      Georgia Pac Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      133 Peachtree St. NE, 41st Floor
                      Atlanta, GA 30303
ITEM 2(A).   NAME OF PERSON(S) FILING
                      Barclays Fund Limited

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      Gredley House, 11 The Broadway
                      Stratford, England E15 4BJ

ITEM 2(C).   CITIZENSHIP
                      United Kingdom

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                      Common Stock

ITEM 2(E).   CUSIP NUMBER
                      373298108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3D

ITEM 1(A).   NAME OF ISSUER
                      Georgia Pac Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      133 Peachtree St. NE, 41st Floor
                      Atlanta, GA 30303
ITEM 2(A).   NAME OF PERSON(S) FILING
                      Barclays Global Investors, LTD

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      Murray House, 1 Royal Mint Court
                      London, England EC3 NHH
ITEM 2(C).   CITIZENSHIP
                      United Kingdom

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                      Common Stock

ITEM 2(E).   CUSIP NUMBER
                      373298108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3E

ITEM 1(A).   NAME OF ISSUER
                      Georgia Pac Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      133 Peachtree St. NE, 41st Floor
                      Atlanta, GA 30303
ITEM 2(A).   NAME OF PERSON(S) FILING
                      Barclays Life Assurance Company Limited

ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      Unicorn House 5th Floor
                      252 Romford Road, Forest Gate
                      London, England E7 9JB
ITEM 2(C).   CITIZENSHIP
                      United Kingdom
ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                      Common Stock

ITEM 2(E).   CUSIP NUMBER
                      373298108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                                         Page 3F

ITEM 1(A).   NAME OF ISSUER
                      Georgia Pac Corp.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                      133 Peachtree St. NE, 41st Floor
                      Atlanta, GA 30303
ITEM 2(A).   NAME OF PERSON(S) FILING
                      Barclays Trust and Banking Company (Japan) Ltd.
ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
                      Ebisu Prime Square Tower
                      8th Floor, 1-1-39 Hiroo, Shibuya-Ku
                      Tokyo Japan 150-0012
ITEM 2(C).   CITIZENSHIP
                      Japan

ITEM 2(D).   TITLE OF CLASS OF SECURITIES
                      Common Stock

ITEM 2(E).   CUSIP NUMBER
                      373298108

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

(a) // Broker or Dealer registered under Section 15 of the Act

(b) // Bank as defined in section 3(a) (6) of the Act
         X
(c) // Insurance Company as defined in section 3(a) (19) of the Act

(d) // Investment Company registered under section 8 of the Investment Company
         Act

(e) // Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

(f) // Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

(g) // Parent Holding Company, in accordance with Rule 13d-1(b) (ii) (G)
                       (Note:See Item 7)
(h) // Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.     OWNERSHIP
      (a)  Amount Beneficially Owned:                      8,310,360

      (b)  Percent of Class:                               4.86%

      (c)  Number of shares as to which such person has:
           (i)   sole power to vote or to direct the vote
                   7,458,104
           (ii)  shared power to vote or to direct the vote
                   0
           (iii) sole power to dispose or to direct the disposition of
                   8,310,360
           (iv)  shared power to dispose or to direct the disposition of
                   0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS if this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. //
             X

ITEM  6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
                  The shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. See also Items 2(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
                  Not applicable


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                  Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP
                  Not applicable

ITEM 10.    CERTIFICATION
            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

            SIGNATURE
            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                           March 10, 2000





                                                           Vivien Lin
                                                           Manager of Compliance